Exhibit 10.1

Quote to Vanderbilt University Medical Center

BIOLOGICAL MATERIAL TRANSFER AGREEMENT between ZNOMICS, INC. and VANDERBILT UNIVERSITY MEDICAL CENTER

Provider:	Znomics, Inc. 2611 SW 3rd Ave., Suite 200 Portland, OR 97201 Tel. 503-827-5271 FAX 503-228-3290
Recipient:	Vanderbilt University Dr. John Manning Vice President for Research Operations Vanderbilt University Medical Center (VUMC) Office of Research CCC-3322 MCN Nashville, TN 37232
Contact:	Susan Meyn Assistant Director, Research Core Facilities VUMC Office of Research CCC-3322 MCN Nashville, TN 37232
Recipient Scientist:
Dr. Roger D. Cone, Ph.D.
Professor and Chair, Molecular Physiology and Biophysics
702 Light Hall (0615)
Vanderbilt University Medical Center
Nashville, TN 37232-0615
615-322-7000
roger.cone@vanderbilt.edu

This Biological Material Transfer agreement (this “Agreement”), effective as of April 13, 2009 (the “Effective Date”), provides for the provision of biological materials by Znomics, Inc. (“ZNOMICS”) to Vanderbilt University Medical Center (“RECIPIENT”).  The principal investigator for purposes of this Agreement at RECIPIENT is Dr. Roger D. Cone (“RECIPIENT SCIENTIST”).

I.           Definitions

ORIGINAL MATERIAL: (1) Frozen sperm samples from approximately 15,000 male fish contained in a Kryos K liquid nitrogen storage system. Two aliquots are provided for most samples. Each sample contains on average 25 independent retroviral insertions.  A storage inventory of the sperm samples is provided; (2) DNA plates in 96 well format corresponding to individual sperm samples or, in some cases, mixtures of sperm samples for insertion recovery. Plates are numbered consecutively and relate to insertions in the ZeneMark database; (3) Protocols for sperm ID, IVF and F1 genotyping; (4) The DNA sequences used to map insertions to the zebrafish genome. This collection includes approximately 5,000,000 sequence reads performed by 454 Life Sciences. The sequence reads contain approximately 500,000 unique zebrafish genomic sequence tags flanking the retroviral insertion sites; (5) The ZeneMark library insertion database; and (6) A list of over 100 sperm samples within the library that correspond to genes with insertions that have previously been proven to be recoverable and resulted in successful production of heterozygous mutants.

II.           Terms and Conditions of this Agreement

1.	ZNOMICS will deliver the ORIGINAL MATERIAL to RECIPIENT SCIENTIST. ZNOMICS will ship the ORIGINAL MATERIAL, at RECIPIENT’S expense not later than April 17, 2009.

2.	Subject to the terms and conditions of this Agreement, ZNOMICS hereby assigns to RECIPIENT all its right, title and interest in and to the ORIGINAL MATERIAL for all uses.

3.	Subject to the terms and conditions of this Agreement, ZNOMICS hereby assigns all its right, title and interest in and to the “ZeneMark” trademark to RECIPIENT for all uses.

4.
All rights and obligations conferred to either Party under this Agreement shall be subject to the surviving terms and conditions of the Biological Material Agreement between ZNOMICS and the President and Fellows of Harvard College effective as of December 15, 2008 (“Harvard Agreement”), including without limitation, the right to publish and otherwise publicly disclose the results of work conducted under the Harvard Agreement.

5.
RECIPIENT will pay ZNOMICS a total of three hundred thousand US Dollars ($300,000) as consideration for the ORIGINAL MATERIAL to be delivered under this Agreement, payable $100,000 via wire transfer within two business days upon receipt of the customer list, protocols and hard copy inventory of the library, and $200,000 via wire transfer within two business days upon receipt by RECIPIENT of the balance of the ORIGINAL MATERIAL.

Wire payment instructions:

U. S. Bank
555 S.W. Oak Street Suite 400
Portland, OR  97204   USA

Swift Code:   USBKUS44IMT
Routing number:  123000220
Account number:  1536-5663-8225

6.	Intellectual Property; Option.

6.1
Inventorship of any invention (whether patentable or not), improvement or discovery that is conceived, reduced to practice or otherwise discovered solely or jointly with others by RECIPIENT arising from or related to the ORIGINAL MATERIAL (an “Invention”) will be determined in accordance with principles of United States patent law.  Ownership shall follow inventorship.  From the Effective Date of this Agreement, RECIPIENT shall promptly inform ZNOMICS of any and all Inventions as and when such Inventions arise through written communications, reports or invention disclosures.  RECIPIENT SCIENTIST and all other RECIPIENT personnel working with the ORIGINAL MATERIALS shall submit invention disclosure forms in writing to RECIPIENT promptly as and when Inventions arise.  Any information included in any such disclosure from RECIPIENT to ZNOMICS shall be considered RECIPIENT’s confidential information and shall not be disclosed or used by ZNOMICS for any purpose other than exercising its rights under this Section 6.

6.2
As between the Parties, RECIPIENT shall have primary authority to prepare and file patent applications with respect to Inventions owned solely by RECIPIENT or jointly with third parties, and, as between the parties, RECIPIENT shall bear all expenses related thereto; provided that RECIPIENT shall keep ZNOMICS reasonably informed as to any such prosecution and maintenance of patents and patent applications related to Inventions.  If RECIPIENT chooses not to file patent applications with respect to particular Inventions, ZNOMICS shall, at its own cost, have the right to file patent applications with respect to such Inventions.  In such event, RECIPIENT agrees to assist ZNOMICS, or its designee, in every proper way to secure ZNOMICS’ rights in Inventions, including the disclosure to ZNOMICS of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments and all other instruments that ZNOMICS may deem necessary in order to apply for, maintain and enforce such rights.

7.
Any ORIGINAL MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties.  ZNOMICS SUPPLIES ALL INFORMATION AND MATERIALS WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY RESPECTING THE EFFICIENCY, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR NONINFRINGEMENT.

8.
RECIPIENT shall be liable for any and all losses and/or damages which may arise from its use, storage or disposal of the ORIGINAL MATERIAL.  ZNOMICS will not be liable to RECIPIENT for and RECIPIENT shall defend, indemnify and hold harmless ZNOMICS and its directors, officers and employees from and against any loss, claim, liability or demand of any kind which arises out of, in connection with, or as a result of  the use, handling, storage, transportation, containment or disposition of the ORIGINAL MATERIAL by RECIPIENT or any of its directors, officers, employees, representatives and/or agents, except to the extent caused by the gross negligence or willful misconduct of ZNOMICS.

9.
ZNOMICS will not have the right to direct or control the activities of RECIPIENT or RECIPIENT SCIENTIST in performing any research.  Under no circumstances shall RECIPIENT or any of its faculty, staff, students or agents, including without limitation RECIPIENT SCIENTIST, be considered to be employees or agents of ZNOMICS.  This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind.

10.
This Agreement will be binding upon both Parties’ heirs and assigns. Except as may otherwise be provided in this Agreement, neither Party may sell, assign or delegate any rights or obligations under this Agreement; provided that either Party may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of its relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

11.
This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon without reference to conflicts of law principles.  The parties hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in accordance with the rules and procedures of the Judicial Arbitration and

Mediation Service (JAMS) by one (1) arbitrator appointed in accordance with said rules.  Any such arbitration shall be held in Portland, Oregon.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute.  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration.  Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.

12.
No modification or waiver of this Agreement shall be valid unless in writing executed by both parties.  This Agreement is the sole agreement with respect to the subject matter hereof, and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

13.
Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this Section and shall be delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or by nationally-recognized express courier services providing evidence of delivery.  The effective date of any notice shall be the date of first receipt by the receiving party.  Notices shall be sent to the address/addressee listed above or to such other address/addressee as the party to whom notice is to be given may have provided to the other party in writing in accordance with this provision.

ZNOMICS, INC.

Authorized Official:                 Kerry D. Rea

Title:                                           Chief Financial Officer

Signature:                                  /s/ Kerry D. Rea

Date:                                          April 10, 2009